Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (File nos. 333-204212 and 333-200150) of our report dated March 11, 2021, relating to the consolidated financial statements of GI Dynamics, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K of GI Dynamics, Inc. and Subsidiaries for the year ended December 31, 2020.

We also consent to the references to us under the heading “Experts” in such Registration Statements.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

March 11, 2021